DISTRIBUTION AGREEMENT

Between:

Nitar Tech, Corp.
3950 Worthview Place
Mississauga, Ontario L5N 6S7
                                              (hereinafter referred as ("Nitar")

and

Choozmail lnfonet Pvt. Ltd.
3 pratapkunj Society, Vasna,
Opp. Sarkhej Road Post Office,
Ahmedabad-380007. Guj India
                                    (hereinafter referred as ("choozmail Pvt. ")

This Agreement made this 15th day of November, 2004, between choozmail Infonet Pvt. Ltd. and having its registered office at 3 pratapkunj Society, Vasna, Opp. Sarkhej Road Post Office, Ahmedabad-380007. Guj India. (hereinafter referred to as (Choozmail Pvt.). and Nitar Tech, Corp. with its head office located at 3950 Worthview Place, Mississauga, Ontario L5N 687. Any Expressions shall unless repugnant to the context or meaning hereof be deemed to mean and include their Directors, Successors and Assigns.

WHEREAS Nitar has agreed to grant choozmail Pvt. Distribution Rights for ("Choozmail") and all future products developed by Nitar for the market in India.

WHEARES Nitar and choozmail Pvt. are desirous of entering into this Agreement to achieve the above objective.

NOW THEREFORE, Nitar and choozmail Pvt. for the consideration hereinafter agree as follows:

1. EXCLUSIVE AREA FOR DISTRIBUTION:

NITAR grants choozmail Pvt. the Exclusive Distribution Rights to market, distribute, and service the products developed and supplied by NITAR as stated above in paragraph two of this Agreement.

1.2 NITAR agrees to allow choozmail Pvt. to appoint sub-agent(s), sub-distributor(s) in any area on terms established by choozmail Pvt. in India.

NITAR agrees not to appoint other distributors, sale, and or marketing agents and do any other transaction or business connected directly or indirectly with said business of any products covered by this Agreement without the written consent of choozmail Pvt.

2. PERIOD OF AGREEMENT:

2.1 choozmail Pvt is granted the Distribution Rights for a period of Three (3) Years from the date of the execution of this Agreement and unless terminated is automatically renewed without term.

3. CONDITION OF EXCLUSIVITY:

3.1 To maintain exclusivity choozmail Pvt agrees to enroll a minimum of new subscribers in India each year for a period of three years.

3.2 In the event that choozmail Pvt. does not enroll the minimum subscribers as stated in 3.1 choozmail Pvt at the option of Nitar could lose said exclusivity.

4. PUBLICITY:

4.1 choozmail Pvt agrees to outline the marketing strategy with Nitar on a continuous base.


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4.2 NITAR agrees to provide brochures and supporting information at current published costs to the Licensed holder for publicity related matters on its products in the English foreign language as required and agreed upon both the parties.

4.3 If necessary to evaluate marketing campaigns for

5. CONFIDENTIALITY:

5.1 choozmail Pvt. agrees to maintain full confidentiality of the information related to technical information, marketing information and related documents for the Products provided by NITAR for the purpose of performing this Agreement.

5.2 Documents given to choozmail Pvt. to perform the Marketing are the property of NITAR and choozmail Pvt. agrees to return said drawings and documents as stated in 5.1 to NITAR on the termination of this Agreement.

5.3 In the event of the termination of this Agreement choozmail Pvt. agrees not to manufacture or caused to be reproduced the Products forming a part of this Agreement.

6. NON-COMPETITION:

6.1 choozmail Pvt. agrees not to deal directly or indirectly or in any manner whatsoever for the marketing of goods and concepts which could compete with those of Nitar.

7. DISTRIBUTOR PRODUCT:

NITAR agrees to provide choozmail Pvt. the products "Choozmail". Residential and Commercial.

8. DISTRIBUTOR COST:

8.1 NITAR agrees to supply choozmail Pvt. with the "Choozmail" programs based on the product costs and services as detailed in SCHEDULE "A" attached hereto and forming a part of this Agreement.

9. TECHNICAL SUPPORT & WARRANTY:

9.1 choozmail Pvt. agrees not to give any warranty to their customers or the buyers of said Products other then the standard warranty given by Nitar.

9.2 choozmail Pvt. assumes sole responsibility to provide Online Technical Support to the customer during the subscription period unless otherwise agreed upon in writing and signed by both parties of this agreement as an amendment to this Agreement.

9.3 choozmail Pvt. Holds Nitar harmless against any and all legal actions, infringement of government laws, and NITAR assumes no responsibility to pay for any legal cost, judgments, or levees against choozmail Pvt. and or NITAR that choozmail Pvt. may face in order to perform choozmail Pvt.'s obligations under this Agreement.

10. TERMINATION:

10.1 This Agreement is subject to modification if choozmail Pvt. is unable to sell the products as stated in Clause 3. Condition Of
Exclusivity.

10.2 In the event of breach of this Agreement including any Schedules attached herein by either party to this Agreement, could be cause for cancellation of this Agreement at the discretion of the both parties.

11. NOTICES:

11.1 Any notices, document or other communication required to be given hereunder shall be in writing and shall have adequate postage paid given if sent by prepaid Registered Mail,


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BY NITAR ADDRESSED TO;

Choozmail lnfonet Pvt. Ltd.
3 pratapkunj Society, Vasna,
Opp. Sarkhej Road Post Office,
Ahmedabad-380007. Guj India.

BY CHOOZMAIL PVT. ADDRESSED TO;

Nitar Systems Inc.
3950 Worthview Place
Mississauga, Ontario, L5N 6S7

Each of the parties of the foregoing shall be entitled to specify a different address by giving notice as aforesaid to the other. Any such notice shall be deemed to have been given on the 7th business day following such mailing.

12. SETTLEMENT OF DISPUTES:

12.1 This Agreement shall be deemed to be an Agreement made in The Province Of Ontario, Canada, and shall be construed and given effect to in accordance with the laws of The Province Of Ontario, Canada, and any dispute or difference at any time arising between the parties hereto to the construction, meaning or effect hereof or and any clause, matter or thing herein contained or as to the rights and liabilities of the parties hereunder shall be referred only to the courts of Mississauga, Ontario Canada.

13. APPLICABILITY OF LAWS:

13.1 This Agreement shall be subject to Province of Ontario jurisdiction, and Canadian laws.

14. RATIFICATION:

Both the parties agreed to sign separate Agreement on the same terms and conditions if necessary and required to comply with local laws for choozmail Pvt. to conduct business under this Agreement in any other country out of Canada. In the event term of any of the terms of this Agreement is not in compliance with current laws or changed laws, both the parties agreed to rephrase that term only.

15. GENERAL:

15.1 The legal deficiency of one clause of this Agreement does not affect the validity of the other clauses. In such a case each party to the contract has a right to negotiate a new clause replacing the one having become inefficient.

15.2 The captions in the Agreement are for convenience only and shall not define or limit any of the terms hereof.

By execution hereof the Authorized Signers hereby certify that they have read this Agreement including Schedule "A" attached hereto, and that they are duly authorized to execute this Agreement on behalf of the companies entering into this Agreement.

AGREED AND ACCEPTED this on November 16th, 2004,

Nitar Systems Inc.                                   Choozmail Infonet Pvt. Ltd.


Per: /s/ LUIS BRASIL                                 Per:  /s/
     ---------------
Luis Brasil, President                               Kashyap Bahatt,President


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                                  SCHEDULE "A"

The Product Distributor cost for "Choozmail" Residential and "Choozmail" Commercial as established by NITAR to Choozmail lnfonet Pvt. Ltd. shall include in the price all of the following:

Subscription cost for one year.
Costs related to the Hardware Requirements, Maintenance and Connection costs. Software Maintenance.
Product Development Costs.
Profit.

"Choozmail" Residential Retail Price $20.00     Distributors Cost Discounted 25%
"choozmail" Commercial Retail Price $32.95      Distributors Cost Discounted 25%


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